Exhibit 10.14.1

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”), dated as of August 30, 2015, by and between loanDepot.com, LLC, a Delaware limited liability company (“loanDepot”), and David Norris (“Norris”), an individual. Norris and loanDepot are herein collectively referred to as the “Parties” and each individually as a “Party.”

WHEREAS:

A. Norris worked for loanDepot as President and Chief Operating Officer of loanDepot.com, LLC and as Chief Executive Officer of loandepot.com retail direct lending division, pursuant to that certain Employment Agreement, dated as of April 14, 2014, between loanDepot and Norris (the “Prior Employment Agreement”), until his resignation from such positions on August 29, 2015 (the “Resignation Date”).

B. The parties acknowledge that during the time that Norris was employed by loanDepot, Norris had access to confidential and proprietary information of loanDepot not generally available to the public, including trade secrets belonging to loanDepot. The trade secrets to which Norris had access included, but was not limited to, the following: information relating to loanDepot’s customers, clients, employees, consultants, affiliates, partners, products, services, know-how, techniques, computer systems, programs, policies and procedures, research projects, future developments, costs, profits, pricing, customer and client business information (collectively, the “Confidential Information”). The Confidential Information to which Norris had access was developed by loanDepot at great expense over a number of years.

C. The Parties acknowledge that, due to Norris’s access to loanDepot’s trade secrets and other Confidential Information, if Norris were to compete with loanDepot, or solicit loanDepot’s customers or employees, within one year of entering into this Agreement, it would irreparably harm loanDepot’s legitimate interests in retaining its customer base, protecting its trade secrets and other Confidential Information, and preserving its relationships with its customers and employees.

D. While Norris was employed by loanDepot, the Parties entered into (i) that certain Unit Grant Agreement, dated as of April 15, 2014 (the “First Grant Agreement”), pursuant to which Norris received Seven Thousand Eight Hundred and Four and Five Hundred Eighty-Four Thousandths (7,804.584) Class X Common Units of loanDepot that were subject to vesting and (ii) that certain Unit Grant Agreement, dated as of May 20, 2015 (the “Second Grant Agreement,” and, together with the First Grant Agreement, the “Grant Agreements”), pursuant to which Norris received One Hundred Nine Million Six Hundred Seventy-Four Thousand Six Hundred Thirty and Forty-Six Thousandths (109,674,630.046) Class X Common Units of loanDepot that were subject to vesting.

E. Pursuant to the First Grant Agreement, (i) One Thousand Nine Hundred Fifty-One and Two Hundred Twenty-Four Thousandths (1,951.224) Class X Common Units were vested as of the Resignation Date (the “First Grant Vested Class X Units”) and no further vesting occurred following the Resignation Date, and (ii) all Class X Common Units granted pursuant to the First Grant Agreement other than the First Grant Vested Class X Units (the “First Grant Unvested Class X Units”) were automatically cancelled on the Resignation Date. Pursuant to the Second Grant Agreement, (i) Nineteen Million Five Hundred and Ten Thousand Two Hundred Eighty-Nine and Two Hundred Thirty-Four Thousandths (19,510,289.234) Class X Common Unites were vested as of the Resignation Date (the “Second Grant Vested Class X Units”) and no further vesting occurred following the Resignation Date, and (ii) all Class X Common Units granted pursuant to the Second Grant Agreement other than the Second Grant Vested

Class X Units (the “Second Grant Unvested Class X Units,” and, together with the First Grant Unvested Class X Units, the “Unvested Class X Common Units”) were automatically cancelled on the Resignation Date. Norris currently holds a total of Nineteen Million Five Hundred Twelve Thousand Two Hundred and Forty and Four Hundred Fifty-Eight Thousandths (19,512,240.458) Class X Common Units (the “Total Vested Class X Units”).

F. Pursuant to that certain Subscription Agreement between The Norris Family Trust 2 14 02 (the “Norris Trust”) and loanDepot, dated as of March 31, 2015 (the “Subscription Agreement”) the Norris Trust purchased Five Hundred (500) shares of Class P-2 Common Units of loanDepot (the “Class P-2 Common Units”) for a purchase price of Five Hundred Thousand Dollars ($500,000.00).

G. Norris desires to sell, and loanDepot desires to purchase, fifty percent (50%) of the Total Vested Class X Units, which equals Nine Million Seven Hundred and Fifty-Six Thousand One Hundred and Twenty and Two Hundred Twenty-Nine Thousandths (9,756,120.229) Class X Common Units (the “Repurchased Units”), on the terms and conditions set forth below. Norris shall retain the difference between the Total Vested Class X Units and the Repurchased Units (the “Remaining Vested Class X Units”).

NOW, THEREFORE, the Parties agree as follows:

1. Employment.

a. Employment Terms. Norris voluntarily resigned from his employment with loanDepot effective as of the Resignation Date. The Prior Employment Agreement terminated in accordance with its terms. Norris covenants and agrees to provide exclusive advisory services to loanDepot, in his new role as Senior Advisor, for a period of beginning on the date of this Agreement and ending on the one (1) year anniversary of the date of this Agreement (the “Employment Period”). Norris will owe loanDepot a fiduciary obligation and duty of loyalty during the Employment Period. Norris acknowledges that his commitment to employment with loanDepot for the full Employment Period is an essential part of this Agreement and that loanDepot is forbearing from repurchasing all shares of vested Class X Common Units held by Norris until he has complied with his commitment hereunder for the entire Employment Period. Norris shall not be permitted to terminate this Agreement prior to the expiration of the Employment Period.

b. Consideration. As full payment for Norris’ commitment to employment with loanDepot for the entire Employment Period and the covenants undertaken by Norris hereunder, including, but not limited to the release granted by Norris pursuant to this Agreement, loanDepot shall pay Norris $1,000,000, payable as follows: (i) a sum of Sixty Thousand Dollars ($60,000.00) (the “Base Salary”) which shall be paid at a rate of Five Thousand Dollars ($5,000.00) per month during the Employment Period and (ii) a sum of Nine Hundred Forty Thousand Dollars ($940,000.000) (the “Stay Bonus,” and, together with the Base Salary, the “Employment Compensation”) which shall be paid on the one (1) year anniversary of the date of this Agreement (for purposes of clarity, the Stay Bonus shall be paid to Norris as compensation for remaining employed with loanDepot for the entire duration of the Employment Period). Norris acknowledges that in consideration for Norris’ strict compliance with the terms of this Agreement, loanDepot is forbearing from exercising its right to repurchase the Remaining Class X Vested Units with a market value of Zero Dollars ($0) and that if Norris fails to strictly honor his commitment to exclusive employment with loanDepot for the entire Employment Period, then loanDepot shall be entitled to repurchase all of the Remaining Vested Class X Units from Norris at any time for an aggregate purchase price of One Dollar ($1), notwithstanding any agreements to the contrary, including, but not limited to the Grant Agreements. In the event of an IPO, fifty percent (50%) of the Stay Bonus shall become immediately due and payable as of the date of the IPO. “IPO” means an initial public offering of the securities of loanDepot that is consummated after the Effective Date, which for purposes of this Agreement only, shall be deemed to include an initial public offering of the securities of a parent or indirect parent entity of loanDepot that is consummated after the Effective Date. During the Employment Period, Norris shall be entitled to receive the same health insurance benefits that he currently receives from loanDepot.

c. Additional Terms of Continued Employment. During the Employment Period Norris shall (i) be reasonably available for special projects, (ii) support the Chief Executive Officer and other officers of loanDepot, (iii) remain a W-2 employee of loanDepot, and (iv) not accrue vacation. Norris shall be an “at-will” employee of loanDepot. If loanDepot terminates Norris’ employment for any reason during the Employment Period, the balance of the Employment Compensation that has not then been paid to Norris shall become immediately due and payable as of such termination date. Upon successful completion of Norris’ employment for the entirety of the Employment Period and compliance with the terms and conditions set forth herein, loanDepot shall be deemed to have released Norris from all non-competition restrictions under the Company Agreement.

2. Purchase and Sale of the Repurchased Units.

a. Fair Market Value. The fair market value of the Total Vested Class X Units is Zero Dollars ($0) as of the Effective Date. The aggregate purchase price for the Repurchased Units shall be One Dollar ($1) (the “Share Repurchase Payment,” and, together with the Employment Compensation, the “Consideration Amount”).

b. Purchase and Sale of Repurchased Units. On the terms and subject to the conditions contained herein, at the Closing (as defined below), loanDepot shall purchase from Norris, and Norris shall sell, assign, transfer and deliver to loanDepot, all right, title and interest in and to the Repurchased Units, free and clear of any security interest, pledge, lien, charge, claim, other similar interest, order, community property interest, covenant, equitable interest, right of first refusal, or restriction of any type, kind or nature, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership (collectively, “Liens”) other than pursuant to the Grant Agreements, loanDepot’s Sixth Amended and Restated Limited Liability Company Agreement, dated as of August 25, 2015 (the “Company Agreement”), the Limited Liability Company Agreement of Trilogy Management Investors Three, LLC, dated as of December 31, 2013 (the “TMI3 LLC Agreement”) and the Limited Liability Company Agreement of Trilogy Management Investors Six, LLC, dated as of May 20, 2015 (the “TMI6 LLC Agreement”).

c. The Unvested Class X Common Units shall cease to vest as of the Resignation Date and no more Unvested Class X Common Units shall vest from and after the Resignation Date.

d. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall be consummated at the offices of loanDepot located at 26642 Towne Centre Drive, Foothill Ranch, California 92610 on the Effective Date. The sale of the Repurchased Units contemplated by this Agreement shall be deemed to take place and to be effective at 12:01 a.m. on the Effective Date (the “Effective Time”).

e. Deliveries at Closing. At the Closing, loanDepot shall deliver to Norris the Share Repurchase Payment by check or wire transfer and Norris shall deliver to loanDepot a duly executed assignment separate from certificate in the form attached hereto as Exhibit A.

f. LLC Units. Upon the execution of this Agreement and the payment of the Repurchase Payment to Norris:

(1)	50% of the First Grant Vested Class X Units held by Trilogy Management Investors Three, LLC (“TMI3”) that are attributable to Norris shall be repurchased by loanDepot (which, for purposes of clarity equals 975.612 Class X Units);

(2)	in accordance with Section 7.5 of the TMI3 LLC Agreement, 50% of the LLC units of TMI3 held by Norris, will be repurchased by TMI3 (which, for purposes of clarity, equals 975.612 units);

(3)	50% of the Second Grant Vested Class X Units held by Trilogy Management Investors Six, LLC (“TMI6”) that are attributable to Norris shall be repurchased by loanDepot (which, for purposes of clarity, equals 9,755,144.617 units);

(4)	in accordance with Section 7.5 of the TMI6 LLC Agreement, 50% of the LLC units of TMI6 held by Norris, will be repurchased by TMI6 (which, for purposes of clarity, equals 9,755,144.617 units).

(5)	For purposes of clarity, the following units were cancelled as of the Resignation Date:

(i)	the First Grant Unvested Class X Units (which, for purposes of clarity, equals 5,853.36 units);

(ii)	a number of LLC units of TMI3 equal to the First Grant Unvested Class X Units (which, for purposes of clarity, equals 5,853.36 units);

(iii)	the Second Grant Unvested Class X Units (which, for purposes of clarity, equals 90,164,340.812 units); and

(iv)	a number of LLC units of TMI6 equal to the Second Grant Unvested Class X Units (which, for purposes of clarity, equals 90,164,340.812 units).

3. Representations and Warranties. Norris hereby represents and warrants to loanDepot that the following statements are true and correct:

a. This Agreement is a valid and binding obligation of Norris, enforceable against him in accordance with its terms.

b. Neither the execution nor the delivery by Norris of this Agreement nor the performance by Norris of his obligations hereunder, will (i) violate or constitute a default under any contract to which he is a party, (ii) result in the imposition of a Lien against his property or assets, or (iii) constitute a violation by Norris of any law, statute, ordinance, judgment, injunction, decree, writ, regulation or order of any court or governmental authority.

c. Norris acknowledges that pursuant to the terms of the Grant Agreements, all Unvested Class X Common Units were automatically cancelled on the Resignation Date without any consideration due or payable therefor.

d. Norris is the sole beneficial owner of the Repurchased Units, and TMI3 and TMI6 are the sole record owners of the Repurchased Units. All Repurchased Units are free and clear of all Liens, and when the Repurchased Units are accepted for payment by loanDepot, loanDepot will acquire good and marketable title thereto free and clear of all Liens. There are no adverse claims, pledges, subscriptions, warrants, options, calls, proxies, voting agreements, charges or encumbrances, commitments by or agreements to which Norris is bound relating to the Repurchased Units other than the Grant Agreements, loanDepot LLC Agreement, the TMI3 LLC Agreement and the TMI6 LLC Agreement. Except for this Agreement and loanDepot LLC Agreement, Norris has not granted any option or right, and is not a party to any written or oral agreement, that requires or, upon the passage of time, the payment of money or occurrence of any other event, would require Norris to transfer any Repurchased Units to any person. Other than ownership of the Total Vested Class X Units (which, for purposes of clarity, includes the Repurchased Units) and the Class P-2 Common Units, Norris does not own, or have any right or contract to acquire, any equity securities or other securities of, or interest in, loanDepot or any direct or indirect equity or ownership interest in any subsidiary, division or other business of loanDepot.

4. General Release of Claims:

a. Release by loanDepot. Except as to such rights or claims as may be created by this Agreement, loanDepot, and anyone and any entity claiming through loanDepot, including but limited to loanDepot’s employees, officers, directors, members, agents, trustees, administrators, representatives, owners, shareholders, partners, insurers, fiduciaries, attorneys, subsidiaries, parent companies, affiliates, related entities, assigns, predecessors and successors in interest, hereby release and forever discharge Norris and his heirs, administrators, successors in interest, assigns and agents, and each and all of them, jointly and severally (referred to collectively hereafter as the “Norris Released Parties”), from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, penalties, interest, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent (referred to collectively hereafter as “Claim” or “Claims”), which loanDepot has at any time owned or held prior to the Effective Date (defined below) including, and without limiting the generality of the foregoing, any and all Claims arising out of, connected with, or relating to the Grant Agreements, the Subscription Agreement, the Company LLC Agreement, the TMI3 LLC Agreement, the Limited Liability Company Agreement of Trilogy Management Investors Five, LLC, dated as of March 31, 2015 (the “TMI5 LLC Agreement”) and TMI6 LLC Agreement.

b. Release by Norris. Except as to such rights or claims as may be created by this Agreement, Norris, and anyone and any entity claiming through Norris, including but limited to Norris’s heirs, administrators, successors in interest, assigns and agents, hereby release and forever discharge loanDepot and all of its past, present and future employees, officers, directors, members, agents, trustees, administrators, representatives, owners, shareholders, partners, insurers, fiduciaries, attorneys, subsidiaries, parent companies, affiliates, related entities, assigns, predecessors and successors in interest, and each and all of them, jointly and severally (referred to collectively hereafter as the “Company Released Parties”), from any and all Claims which Norris has at any time owned or held prior to the Effective Date (defined below) including, and without limiting the generality of the foregoing, any and all Claims arising out of, connected with, or relating to:

•	Norris’s employment with loanDepot or the termination of that employment;

•	Any act or omission by or on the part of any of the loanDepot Released Parties prior to the Effective Date;

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Fair Labor Standards Act, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The California Fair Employment and Housing Act, as amended;

•	The California Labor Code, as amended;

•	California Equal Pay Law, as amended;

•	IWC Wage Orders, as amended;

•	Any other federal, state or local law, regulation or ordinance, including those regulating compensation and those prohibiting discrimination, harassment, or retaliation of any kind;

•	Any claim based on violation of public policy, breach of contract, tort, fraud, misrepresentation, defamation, or any other common law claim; or

•	Any claim for costs, fees, interest, or other expenses, including attorneys’ fees.

The foregoing general release does not apply to any of Norris’s Claims that cannot be released as a matter of law.

5. Release of Unknown Claims. As part of this Agreement, each of loanDepot and Norris acknowledges and agrees that it or he has reviewed and hereby expressly waives the provisions of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Each of loanDepot and Norris acknowledges and agrees that this Agreement extends to all claims or causes of action, of every nature and kind whatsoever, known or unknown, suspected or unsuspected, enumerated in this Agreement or otherwise. Each of loanDepot and Norris understands and agrees that it or he may hereafter discover presently unknown or unsuspected facts or claims different from or in addition to those it or he now knows or believes to be true as to the matters released herein. Nevertheless, it is each of loanDepot’s and Norris’s intention, through this Agreement, to fully, finally and forever release all such matters, and all claims related thereto, which do now exist, may exist or heretofore have existed.

6. No Consideration Absent Execution of this Agreement. Norris understands and agrees that Norris will not receive the Consideration Amount, except for Norris’s execution of this Agreement and the fulfillment of the promises contained herein. Norris agrees that loanDepot has no independent legal duty to provide Norris with the Consideration Amount (or any portion thereof) absent the terms of the Agreement itself.

7. Payments. Norris acknowledges and agrees that the loanDepot Released Parties have already paid to Norris all compensation or payments due to Norris other than the Consideration Amount to be paid pursuant to this Agreement, including without limitation, any and all wages, vacation, PTO, bonus, expenses, and/or benefits.

8. Covenant Not To Sue. Norris has not and will not directly or indirectly institute any legal action against the loanDepot Released Parties based upon, arising out of, or relating to any Claims released in this Agreement. Norris has not and will not directly or indirectly encourage and/or solicit any third party to institute any legal action against the loanDepot Released Parties. loanDepot has not and will not directly or indirectly institute any legal action against the Norris Released Parties based upon, arising out of, or relating to any Claims released in this Agreement. LoanDepot has not and will not directly or indirectly encourage and/or solicit any third party to institute any legal action against the Norris Released Parties.

9. Non-Disclosure of Trade Secrets, Confidential or Proprietary Information. Norris understands and agrees that Norris will not, for any reason, disclose to others or use for the benefit of anyone other than loanDepot any trade secret, confidential or proprietary information of loanDepot, including, but not limited to, information relating to loanDepot’s customers, clients, employees, consultants, affiliates, partners, products, services, know-how, techniques, computer systems, programs, policies and procedures, research projects, future developments, costs, profits, pricing, customer and client business information. Norris further understands and agrees that the use of any trade secret, confidential or proprietary information belonging to loanDepot shall be a material breach of this Agreement.

10. Business Defined. As used herein, the term “Business” means the business carried on by loanDepot as of the date hereof, including, without limitation, the business of residential mortgage origination services, including collateral functions associated with the business of providing loans securing residential property (underwriting, funding, sales, processing, etc.).

11. Noncompetition During Employment Period.

a. Acknowledgement. Norris acknowledges that, as President and Chief Operating Officer of the loanDepot.com, LLC and Chief Executive Officer of the loandepot.com retail direct lending division, he is and will be in possession of specialized information concerning the total operations, conduct, management, and strategy of the loanDepot’s business, and that the applicability of his knowledge of these matters is not limited to his principal location in California, but rather is applicable wherever the loanDepot and its affiliates conduct business. Norris further acknowledges that the loanDepot and its affiliates have a legitimate business interest in protecting the acquired goodwill, trade secrets, records and other confidential information and business from any competition. Norris also acknowledges and recognizes the highly competitive nature of the business of the loanDepot and its affiliates.

b. Noncompetition Covenant. In light of the facts set forth in Section 11(a) and for the consideration herein provided, Norris agrees not to compete with the loanDepot or its affiliates, directly or indirectly (whether as an officer, director, employee, consultant, equity holder or debt holder of a competing business), during the Employment Period. Without limiting the generality of the foregoing, Norris shall not, during Employment Period, (i) be employed as an executive for any person, individual, corporation, limited liability company, partnership, joint venture or other entity or business organization (a “Person”) (including without limitation any division, group or franchise of a larger organization) which engages in the Business (or any part thereof) within the states where loanDepot operates on the date hereof (the “Territory”), or (ii) perform for any Person within the Territory any of the job duties Norris performed for loanDepot as an executive of loanDepot. Norris agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.

12. Non-Solicitation. During the period commencing on the Effective Date and terminating one (1) year after the Effective Date (the “Non-Solicitation Period”), Norris will not, directly or indirectly, either for himself or any other Person, (i) solicit, induce and/or influence, or seek to induce and/or influence, any person who is engaged as a regular, temporary, introductory, full-time or part-time employee, agent, or independent contractor by the loanDepot Released Parties to terminate his or her employment or engagement with the loanDepot Released Parties for any reason, and/or (ii) induce or attempt to induce any vendor, supplier, licensee, or business relation of loanDepot to cease doing business with loanDepot, or in any way interfere with the relationship between loanDepot and any vendor, supplier, licensee or business.

13. Non-Disparagement. Norris shall not, at any time during or after the Employment Period, disparage loanDepot, or any of its shareholders, directors, officers, or employees. No board member of loanDepot shall, at any time during or after the Employment Period, disparage Norris. During the Employment Period, Norris agrees that Norris shall not, either directly or indirectly, solicit, induce, attempt to influence, or take any action that has the effect of discouraging any past or present lessor, licensor, customer, supplier, licensee, business prospect or other business associate of loanDepot from entering into or maintaining, or causing it to terminate or cease, their relationships with loanDepot.

14. Reasonableness. Norris recognizes that loanDepot would be irreparably harmed if Norris were to enter into an activity that violates this Agreement. Accordingly, Norris hereby expressly acknowledges and agrees that he is voluntarily entering into this Agreement and that the terms and conditions of this Agreement, including its scope and duration, are fair and reasonable to Norris in all respects, and are necessary to protect loanDepot’s legitimate interests.

15. Return of All Company Materials. Norris hereby certifies that Norris has returned to loanDepot all loanDepot records, documents, electronically stored information, and tangible embodiments of such, prepared by Norris or coming into Norris‘s possession by virtue of Norris’s employment with loanDepot. Norris further certifies that Norris has returned to loanDepot all property of loanDepot including but not limited to pagers, keys, key cards, cellular phones, credit cards, personal and laptop computers, and any other electronic equipment. Notwithstanding the foregoing, Norris shall be allowed to maintain an email account with loanDepot during the Employment Period.

16. Older Worker’s Benefit Protection Act. This Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that Norris has or may have under the Federal Age Discrimination In Employment Act, as amended by the Older Workers’ Benefit Protection Act of 1990, 29 U.S.C. §§ 621 et seq. This paragraph and this Agreement are written in a manner calculated to be understood by Norris. Norris is hereby advised in writing to consult with an attorney before signing this Agreement. Norris has had a reasonable time of up to 21 days in which to consider signing this Agreement. If Norris decides not to use all 21 days, Norris knowingly and voluntarily waives any claims that Norris was not given the 21-day period or did not use the entire 21 days to consider this Agreement. Norris may revoke this Agreement at any time within the 7-day period following the date Norris signs this

Agreement by providing written notice of revocation to loanDepot’s General Counsel. The Agreement shall not become effective or enforceable until after this 7-day revocation period has expired. If Norris revokes the Agreement, Norris will not receive the consideration set forth in the Agreement.

17. Effective Date. This Agreement shall become effective when (a) the Agreement is executed and dated by all Parties as set forth below, and (b) the 7-day revocation period set forth above has expired. The date on which the 7-day revocation period expires is referred to herein as the “Effective Date.”

18. Confidentiality. Except as provided by law or otherwise set forth herein, Norris agrees not to disclose any information regarding the existence or substance of this Agreement, except to Norris’s spouse, tax advisor, or an attorney with whom Norris chooses to consult regarding Norris’ consideration of this Agreement. However, if such disclosure is made to Norris’ representatives, including spouse, tax advisor or attorney, Norris agrees and understands that such disclosure is for business or personal necessity, and each and any such permissible disclosures may be made only on the condition that such persons to whom information may be disclosed also agree to not further disclose the terms and conditions of this confidential Agreement. Notwithstanding any other provision hereof, this Agreement may be disclosed in an action brought to remedy a breach of this confidentiality agreement. Such disclosure shall be limited to those provisions necessary to remedy the breach.

19. Arbitration. Except for claims for emergency equitable or injunctive relief which cannot be timely addressed through arbitration, the Parties hereby agree to submit any claim or dispute arising out of the terms of this Agreement to private and confidential arbitration to private and confidential arbitration by a single neutral arbitrator through Judicial Arbitration and Mediation Services, Inc. (“JAMS”). The JAMS Streamlined Arbitration Rules & Procedures in effect at the time of the claim or dispute is arbitrated will govern the procedure for the arbitration proceedings between the Parties. The arbitration shall take place in Los Angeles County, California. The arbitrator in this matter shall not have the power to modify any of the provisions of this Agreement. The decision of the arbitrator shall be final and binding on all Parties to this Agreement, and judgment thereon may be entered in any court having jurisdiction. The party initiating the arbitration shall advance the arbitrator’s fee and all costs of services provided by the arbitrator and arbitration organization. However, all the costs of the arbitration proceeding or litigation to enforce this Agreement, including attorneys’ fees and costs, shall be paid as the arbitrator or court awards in accordance with applicable law. The Parties hereby waive any right to a jury trial on any dispute or claim covered by this Agreement.

20. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of California, without regard to its conflicts of law principles. Any uncertainty or ambiguity in the Agreement shall not be construed for or against any Party based on the attribution of drafting to any Party.

21. Severability. In the event that any provision of this Agreement is held to be void, null or unenforceable, the remaining portions shall remain in full force and effect.

22. No Admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing on the part of the loanDepot Released Parties, nor shall they be admissible as evidence in any proceeding other than for the enforcement of this Agreement.

23. Modification. This Agreement cannot be modified in any respect except in a written instrument signed by both Parties.

24. Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties. Norris acknowledges that Norris has not relied on any representations, promises, or agreements of any kind made to Norris in connection with Norris’ decision to accept this Agreement, except for those set forth in this Agreement.

25. Survival of Representations and Warranties. All representations and warranties made in this Agreement shall survive the execution of this Agreement.

26. Counterparts. This Agreement may be executed by the Parties in counterparts, which are defined as duplicate originals, all of which taken together shall be construed as one document. A signature by facsimile or email on this Agreement shall be as legally binding as an original signature.

27. Acknowledgment. By signing the Agreement, Norris acknowledges that Norris has read this Agreement, fully understands the contents of this Agreement, freely, voluntarily and without coercion enters into this Agreement, and is signing it with full knowledge that it is intended, to the maximum extent permitted by law, as a complete release and waiver of any and all claims. By signing the Agreement, Norris affirms that Norris has full authority to enter into this Agreement and to be bound by it, and that Norris is knowingly and voluntarily entering into this Agreement free of any duress or coercion. LoanDepot hereby advises Norris in writing to consult with an attorney of Norris’ choice prior to execution of this Agreement.

28. CIRCULAR 230 DISCLAIMER. EACH PARTY TO THIS AGREEMENT (FOR PURPOSES OF THIS SECTION, THE “ACKNOWLEDGING PARTY”; AND EACH PARTY TO THIS AGREEMENT OTHER THAN THE ACKNOWLEDGING PARTY, AN “OTHER PARTY”) ACKNOWLEDGES AND AGREES THAT (1) NO PROVISION OF THIS AGREEMENT, AND NO WRITTEN COMMUNICATION OR DISCLOSURE BETWEEN OR AMONG THE PARTIES OR THEIR ATTORNEYS AND OTHER ADVISERS, IS OR WAS INTENDED TO BE, NOR SHALL ANY SUCH COMMUNICATION OR DISCLOSURE CONSTITUTE OR BE CONSTRUED OR BE RELIED UPON AS, TAX ADVICE WITHIN THE MEANING OF UNITED STATES TREASURY DEPARTMENT CIRCULAR 230 (31 CFR PART 10, AS AMENDED); (2) THE ACKNOWLEDGING PARTY (A) HAS RELIED EXCLUSIVELY UPON HIS, HER OR ITS OWN INDEPENDENT LEGAL AND TAX ADVISERS FOR ADVICE (INCLUDING TAX ADVICE) IN CONNECTION WITH THIS AGREEMENT, (B) HAS NOT ENTERED INTO THIS AGREEMENT BASED UPON THE RECOMMENDATION OF ANY OTHER PARTY OR ANY ATTORNEY OR ADVISOR TO ANY OTHER PARTY, AND (C) IS NOT ENTITLED TO RELY UPON ANY COMMUNICATION OR DISCLOSURE BY ANY ATTORNEY OR ADVISER TO ANY OTHER PARTY TO AVOID ANY TAX PENALTY THAT MAY BE IMPOSED ON THE ACKNOWLEDGING PARTY; AND (3) NO ATTORNEY OR ADVISER TO ANY OTHER PARTY HAS IMPOSED ANY LIMITATION THAT PROTECTS THE CONFIDENTIALITY OF ANY SUCH ATTORNEY’S OR ADVISER’S TAX STRATEGIES (REGARDLESS OF WHETHER SUCH LIMITATION IS LEGALLY BINDING) UPON DISCLOSURE BY THE ACKNOWLEDGING PARTY OF THE TAX TREATMENT OR TAX STRUCTURE OF ANY TRANSACTION, INCLUDING ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank.]

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST SET FORTH ABOVE.

/s/ David Norris
DAVID NORRIS

LOANDEPOT.COM, LLC

By:	/s/ Peter Macdonald
Name:	Peter Macdonald
Title:	EVP

Signature Page to Advisory Agreement

EXHIBIT A

Assignment Separate from Certificate

See attached

Exhibit A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, David Norris does hereby sell, assign and transfer unto the loanDepot.com, LLC, a Delaware limited liability company (the “Company”) a total of Nine Million Seven Hundred and Fifty-Six Thousand One Hundred and Twenty and Two Hundred Twenty-Nine Thousandths (9,756,120.229) Class X Common Units which consists of (i) 975.612 Class X Common Units of loanDepot, standing in the name of Trilogy Management Investors Three, LLC and (ii) 9,755,144.617 Class X Common Units of loanDepot, standing in the name of Trilogy Management Investors Six, LLC for the benefit of the undersigned on the books of loanDepot, and does hereby irrevocably constitute and appoint                     as attorney to transfer the said units on the books of loanDepot with full power of substitution.

Dated: , 2015	/s/ David Norris
David Norris